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                                   EXHIBIT 99
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                          SUSQUEHANNA BANCSHARES, INC.
                      26 NORTH CEDAR STREET, P.0. BOX 1000
                             LITITZ, PA  17543-7000
                                 (717) 626-4721



JOINT PRESS RELEASE                                   Date:  July 18, 1996
FOR IMMEDIATE RELEASE:
Lititz, Pennsylvania


             SUSQUEHANNA BANCSHARES, INC., A $3 BILLION MULTI-STATE
                 BANK HOLDING COMPANY TO ACQUIRE TWO NEW JERSEY
                 INSTITUTIONS WITH OVER $275 MILLION IN ASSETS.


     Susquehanna Bancshares, Inc., Lititz, Pennsylvania (Susquehanna) (NASDAQ
NMS: SUSQ), jointly announced today with each of Farmers Banc Corp., Mullica Hill, New Jersey (FBC) and Atcorp, Inc., Marlton, New Jersey (AI), the execution of definitive acquisition agreements. Pursuant to the definitive agreement with FBC, Susquehanna will acquire Farmers National Bank (FNB), a national banking association with $83 million in assets as of 3/31/96. Pursuant to the definitive agreement with AI, Susquehanna will acquire Equity National Bank
(ENB), a national banking association with $189 million in total assets as of 3/31/96. Each of these national banking associations exceeds all applicable regulatory capital requirements.

     Susquehanna will acquire FBC and its subsidiaries for approximately 692,620 shares of Susquehanna common stock, representing approximately $63.01 per share for each FBC fully diluted share. Susquehanna will acquire AI and its subsidiaries for approximately 771,750 shares of Susquehanna common stock, representing approximately $27.63 per share for each AI fully diluted share.

     The acquisitions are subject to federal and state regulatory approvals as well as approval of the shareholders of FBC and the shareholders of AI.

     These transactions represent Susquehanna's first foray into New Jersey. Susquehanna presently owns four banks in Pennsylvania with $1.6 billion in assets and a bank and three savings banks in Maryland with $1.4 billion in assets. FBC is traded on the over-the-counter market; AI is traded on the over-the-counter market also, under the symbol ATTS. Their acquisition is expected to qualify for pooling-of-interests accounting treatment.

     On a pro forma consolidated basis, as a result of these transactions announced today, Susquehanna's assets will increase from $3.0 billion to $3.3 billion.

     Susquehanna became the first holding company to own banks in both Pennsylvania and Maryland when it acquired Farmers & Merchants Bank and Trust, Hagerstown, Maryland in 1989. Its venture into New Jersey is consistent with Susquehanna's strategy of acquiring successful, community-oriented banks in the mid-Atlantic region. Robert S. Bolinger, President and Chief Executive Officer of Susquehanna stated that "our experiences in serving the people, companies and communities in Maryland and Pennsylvania have encouraged us to expand into similar markets in New Jersey. We are delighted that Farmers National Bank and Equity National Bank have agreed to join the Susquehanna family. By working together under our community banking concept, we will be able to provide commercial banking and trust services to the markets and customers of Farmers National Bank and Equity National Bank." Joseph H. Doble, President of FBC and FNB, Marc L. Reitzes, Chairman and C.E.O. of AI, Michael M. Quick, President and C.O.O. of AI and Mr. Bolinger joined together noting "We believe these acquisitions will inure

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to the benefit of all parties.  Even more importantly, we expect the communities and customers to benefit as we continue to provide the quality banking services that all of our customers have come to expect and appreciate, delivered in a friendly, personalized manner by local people through a network of 10 financial institutions with 112 community banking offices."

     Susquehanna Bancshares, Inc. is the holding company for Atlantic Federal Savings Bank, Baltimore, Md.; Citizens National Bank of Southern Pennsylvania, Greencastle, Pa.; Fairfax Savings, AFSB, Baltimore, Md.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; Farmers First Bank, Lititz, Pa.; First National Trust Bank, Sunbury, Pa.; Reisterstown Federal Savings Bank, Reisterstown, Md.; Williamsport National Bank, Williamsport, Pa.; Susque-Bancshares Life Insurance Company, Lititz, Pa.; and Susque-Bancshares Leasing Co., Inc., Lititz, Pa.

     Susquehanna Bancshares, Inc.'s common stock is listed on the NASDAQ National Market System under the symbol SUSQ. Susquehanna member banks now have 106 community banking offices throughout central Pennsylvania and Maryland.


For Further Information Contact:          Robert S. Bolinger
                                          President and C.E.O.
                                          SUSQUEHANNA BANCSHARES, INC.
                                          Office:  (717) 626-4721

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